Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated January 16, 2018, relating to the balance sheet of Mudrick Capital Acquisition Corporation as of September 25, 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 28, 2017 (inception) to September 25, 2017 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 16, 2018